UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2022

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Centerville Road, Suite 400
Wilmington, DE 19808
(Address of principal executive offices) (Zip Code)

(302) 252-9160

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CFX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2022, ESAB Corporation (“ESAB”), a Delaware corporation and wholly-owned subsidiary of Colfax Corporation (the “Company” or “Colfax”), and Shyam P. Kambeyanda entered into an employment agreement (the “Employment Agreement”), which shall be effective upon consummation of the previously announced separation by Colfax of its existing fabrication technology business, which will operate as ESAB, and the Company’s specialty medical technology business, which will operate under the new name Enovis Corporation (the “Separation”), pursuant to which Mr. Kambeyanda will continue to serve as President and Chief Executive Officer of ESAB. Mr. Kambeyanda, age 51, is currently the President and Chief Executive Officer of ESAB and has served in this role since 2016. He has also been an Executive Vice President of Colfax since December 2019.

The Employment Agreement has an initial term of three years, with automatic one-year renewals unless ESAB or Mr. Kambeyanda elects not to extend the term of the Employment Agreement by providing the other party with 90 days’ written notice. Mr. Kambeyanda’s annual base salary will be set at an initial rate of $1,000,000 and may be adjusted by ESAB’s Compensation Committee at its discretion during the term of the Employment Agreement.

Mr. Kambeyanda will be entitled to participate in ESAB’s annual cash incentive program with a target annual incentive bonus of 115% of his annual base salary for 2022. Under this Employment Agreement, Mr. Kambeyanda will be granted long-term incentive awards in 2022 with a value of $4,000,000 less the value of awards granted to Mr. Kambeyanda by Colfax in 2022, with the type of award and vesting to be determined by ESAB’s Compensation Committee. In subsequent calendar years, Mr. Kambeyanda will be eligible to receive long-term incentive awards as determined by ESAB’s Compensation Committee.

If Mr. Kambeyanda is terminated as result of ESAB’s notice not to extend the term of the Employment Agreement or by ESAB without “cause,” or he resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to (i) his base salary for 24 months following termination, (ii) an amount equal to 200% of his target annual incentive bonus for the year of termination paid in equal installments over the 24 months following termination, (iii) a partial year bonus (as defined in the Employment Agreement), if any, and (iv) payment by ESAB of employer premiums for COBRA coverage elected under ESAB’s basic medical insurance programs for 24 months following termination or until Mr. Kambeyanda becomes eligible for coverage by another company or otherwise is no longer eligible for COBRA coverage.

The Employment Agreement contains confidentiality, non-competition, non-solicitation, and non-disparagement restrictions during the term of the Employment Agreement and for certain specified periods thereafter.

The foregoing discussion of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Employment Agreement, dated February 21, 2022, between ESAB Corporation and Shyam P. Kambeyanda

104	Cover Page Interactive Data File - The cover page from this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2022

COLFAX CORPORATION

By:	/s/ Bradley J. Tandy
Name: Bradley J. Tandy
Title: Senior Vice President, General Counsel and Corporate Secretary